EX-35.6
(logo) WELLS FARGO

Commercial Mortgage Servicing
D1086-120, 12th Floor
550 South Tryon Street
Charlotte, NC 28202
1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of October 1, 2011, by and among Morgan Stanley Capital I Inc ., as Depositor, Wells Fargo Bank, National Association, as Master Servicer and Midland Loan Services, A Division of PNC Bank, NA, as Special Servicer, U.S. Bank National Association, as Trustee, Trimont Real Estate Advisors, inc., as Trust Advisor, and Wells Fargo Bank, National Association, as Custodian, Certificate Administrator, Certificate Registrar and Authenticating Agent, with respect to Commercial Mortgage Pass-Through Certificates Series 2011-C3 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 13.9 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1. A review of the activities of the Master Servicer during the period from January 1, 2012 through December 31, 2012, and of its performance per the Agreement during such period has been made under my supervision, and

2. To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period January 1, 2012 through December 31, 2012.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 13th day of March 2013.

/s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank


Wells Fargo Bank, N.A.

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